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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

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(Check One):   [X] Form 10-K and Form 10-KSB
               [_] Form 11-K
               [_] Form 20-F
               [_] Form 10-Q
               [_] Form N-SAR


                          FOR YEAR ENDED: JUNE 30, 2003


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                       N/A


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PART I - REGISTRANT INFORMATION
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                                CDKNET.COM, INC.
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               (Exact Name of Registrant as Specified in Charter)



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                                  (Former Name)


                      40 Marquette Dr., smithtown, NY
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                    (Address of Principal Executive Officer)


                                     11787
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                                   (Zip Code)


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PART II - RULE 12b-25(b) AND (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will
[X] be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable  detail why the Form 10-K,  11-K, 20-F 10-Q,  N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant is not able to meet the filing deadline for its Form 10-KSB for the year ended June 30, 2003 without undue effort and expense due to staff shortages.

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PART IV - OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification

     Andrew Schenker,                   (631)         724-1643
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          (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

     [X] Yes                            [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

     [_] Yes                            [X] No


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     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


     CDKnet.Com, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                     CDKNET.COM, INC.


Date: September 30, 2003             By: /s/ Timothy J. Mayette
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                                         Timothy J. Mayette, CFO




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                                   ATTENTION
       Intentional misstatements or ommissions of act constitute Federal
                    Criminal Violations (See 18 U.S.C. 1001)
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